Exhibit 99.1

FOSTER WHEELER REPORTS RESULTS FOR FIRST QUARTER OF 2009

•                  All-time quarterly record level of scope new orders in Global E&C Group

•                  All-time quarterly record level of man-hours in backlog in Global E&C Group

ZUG, SWITZERLAND, May 6, 2009 — Foster Wheeler AG (Nasdaq: FWLT) today reported net income for the first quarter of 2009 of $72.9 million, or $0.57 per diluted share, compared with $138.1 million, or $0.95 per diluted share, in the first quarter of 2008.  Net income in both quarterly periods was impacted by items as detailed in the attached table.  Excluding such items from both quarterly periods, net income in the first quarter of 2009 was $74.6 million, or $0.59 per diluted share, compared with $123.9 million, or $0.85 per diluted share, in the first quarter of 2008.

First-quarter 2009 consolidated EBITDA (earnings before interest expense, income taxes, depreciation and amortization) was $105.6 million, compared with $195.3 million in the first quarter of 2008. Consolidated EBITDA in both quarterly periods was also impacted by items as noted above and as detailed in the attached table.  Excluding such items from both quarterly periods, consolidated EBITDA in the first quarter of 2009 was $107.3 million, compared with $181.1 million in the first quarter of 2008.

The following tables present quarterly and average quarterly data, both as reported and as adjusted.  The company believes that quarterly averages provide meaningful comparative relevance for certain key metrics in light of the significant quarter-to-quarter variability that is inherent in the company’s financial results.

(in millions)	Q1 2009	Q1 2008	Qtrly Avg. 2008
Net income	$73	$138	$132
Net income, as adjusted	$75	$124	$133
Consolidated EBITDA	$106	$195	$172
Consolidated EBITDA, as adjusted	$107	$181	$173

Foster Wheeler’s Chairman and Chief Executive Officer, Raymond J. Milchovich, said, “In the first quarter of 2009, we booked the largest single contract in terms of man-hours in the company’s history — for engineering, procurement and construction management of a new oil refinery in India.  While that contract will be an important contributor to income in future periods, the project was just gearing up at the end of the first quarter and thus did not contribute materially to the company’s performance in the period.”

Milchovich added, “Foster Wheeler’s net income in the first quarter of 2009 was lower than that of the average quarter of 2008 due to a decline in EBITDA in both of our business groups caused by a combination of factors.  Non-operating items, mainly unfavorable currency translation in our Global Engineering and Construction (E&C) Group, amounted to approximately $29 million relative to the average quarter of 2008.  Additionally, the Global E&C Group executed lower volumes of work and experienced unfavorable timing and mix of contracts, and volume-related under-absorption of costs relative to the average quarter of 2008.  Our Global Power Group (GPG) experienced lower volumes of work executed.  Finally, our net income for the first quarter of 2009 was unfavorably impacted by an effective tax rate that was higher than the average quarter of 2008.”

Global Engineering and Construction (E&C) Group

(in millions)	Q1 2009	Q1 2008	Qtrly Avg. 2008
New orders booked (FW Scope)	$713	$613	$526
Operating revenues (FW Scope)	$441	$547	$558
Segment EBITDA	$81	$135	$134
EBITDA Margin (FW Scope)	18.4%	24.6%	24.0%

•                  New orders booked in Foster Wheeler scope reached an all-time Global E&C Group quarterly record of $713 million due to the booking of the Paradip refinery project in India.  The contract includes more than four million man-hours and contributed to a record-level 16.2 million man-hours in backlog at the end of the first quarter.  In addition to its role as PMC contractor for all the process units and the majority of the offsites and utilities, Foster Wheeler is acting as EPC contractor on 16 units; however, Foster Wheeler did not book flow-through revenues on this project because the client is directly placing orders for equipment and materials.

•                  Scope operating revenues were lower than the comparison periods due mainly to the unfavorable impact of currency translation.  Contributing to the decline in scope operating revenues was a reduction in the volume of work in the first quarter of 2009 versus the average quarterly period of 2008.

•                  EBITDA was unfavorably impacted by approximately $21 million of non-operating items, primarily currency translation, relative to the average quarter of 2008.   EBITDA was also unfavorably impacted by approximately $32 million of operating items, relative to the average quarter of 2008, consisting of timing and mix of contracts, lower volumes, and volume-related under-absorption of costs.

Global Power Group (GPG)

(in millions)	Q1 2009	Q1 2008	Qtrly Avg. 2008
New orders booked (FW Scope)	$93	$533	$334
Operating revenues (FW Scope)	$309	$402	$424
Segment EBITDA	$49	$64	$60
EBITDA Margin (FW Scope)	15.8%	16%	14.1%

•                  New orders booked in Foster Wheeler scope were well below the comparison periods, partly reflecting the fact that client award decisions for 2009 solid-fuel boiler prospects are skewed toward the second half of the year.

•                  Scope operating revenues and EBITDA were below the average quarter of 2008 due to lower volumes of work.  EBITDA was unfavorably impacted by approximately $5 million of non-operating items, including currency translation, relative to the average quarter of 2008.

Milchovich said, “Our view of the market has not materially changed from the view we provided in February of this year.   Demand for solid-fuel boilers this year appears to be very weak, especially in North America, although we are pursuing several international prospects that could potentially book at mid-year or later.  The EBITDA performance of GPG in the remaining quarters of this year will be somewhat sensitive to the size, timing and quantity of new boiler orders.

“In our E&C business, we have identified and are in pursuit of numerous prospects, including very large potential contracts, for which clients have indicated an intent to proceed to award decisions later this year.  Even so, we have continued to see three related trends in our E&C business:  slippage on the timing of client decisions, increased competitive pressure in the market and a tendency on the part of clients to release or award large contracts in small increments.  The results of our E&C business this year will be impacted, at least to a certain degree, by the way in which these trends play out over the course of 2009.  Having said that, I would add that we expect the EBITDA performance of E&C in the remaining quarters of this year to benefit from improved timing and mix — and from improved cost absorption.”

Share Repurchase Program

On September 12, 2008, the company announced that its board of directors had authorized a $750 million share repurchase program.  The company purchased no shares under the program during the first quarter of 2009.   To date, the company has purchased 18.1 million common shares and has approximately $264 million remaining under the existing authorization.

Net Income Attributable to Foster Wheeler AG

All references to net income in this news release indicate net income attributable to Foster Wheeler AG.

Calculation of EBITDA

EBITDA is a supplemental financial measure not defined in generally accepted accounting principles or GAAP.  The Company defines EBITDA as net income attributable to Foster Wheeler AG before interest expense, income taxes, depreciation and amortization.  The Company has presented EBITDA because it believes it is an important supplemental measure of operating performance.  EBITDA, after adjustment for certain unusual and infrequent items specifically excluded in the terms of the Company’s current and prior senior credit agreements, is used for certain covenants under its current and prior senior credit agreements.  The Company believes that the line item on its consolidated statement of operations entitled “net income attributable to Foster Wheeler AG” is the most directly comparable GAAP financial measure to EBITDA.  Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income attributable to Foster Wheeler AG as an indicator of operating performance or any other GAAP financial measure.

EBITDA, as calculated by the Company, may not be comparable to similarly titled measures employed by other companies.  In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs.  As EBITDA excludes certain financial information that is included in net income attributable to Foster Wheeler AG, users of this financial information should consider the type of events and transactions that are excluded.

The Company’s non-GAAP performance measure, EBITDA, has certain material limitations as follows:

•                  It does not include interest expense.  Because the Company has borrowed money to finance some of its operations, interest is a necessary and ongoing part of its costs and has assisted the Company in generating revenue.  Therefore, any measure that excludes interest expense has material limitations;

•                  It does not include taxes.  Because the payment of taxes is a necessary and ongoing part of the Company’s operations, any measure that excludes taxes has material limitations; and

•                  It does not include depreciation and amortization.  Because the Company must utilize property, plant and equipment and intangible assets in order to generate revenues in its operations, depreciation and amortization are necessary and ongoing costs of its operations.  Therefore, any measure that excludes depreciation and amortization has material limitations.

Calculation of EBITDA Margin

Segment EBITDA margin is calculated by dividing business unit operating revenues in Foster Wheeler Scope into business unit EBITDA.

Foster Wheeler Scope

Foster Wheeler Scope represents that portion of unfilled orders, new orders booked and operating revenues on which profit can be earned.  Foster Wheeler Scope excludes revenues relating to third-party costs incurred by the Company as agent or principal on a reimbursable basis.  The Company began comprehensively reporting Foster Wheeler Scope as of 2005.

Conference Call Information

Foster Wheeler AG plans to hold a conference call today, Wednesday, May 6, at 11:00 a.m. (Eastern) to discuss its financial results for the first quarter ended March 31, 2009.

The call will be accessible to the public by telephone or webcast, and the company will post an accompanying slide presentation in the investor relations section of its web site (www.fwc.com).   To listen to the call by telephone, dial 719-325-4776 (conference I.D. No. 9604479) approximately ten minutes before the call.  The conference call will also be available over the Internet at www.fwc.com or through StreetEvents at www.streetevents.com.

A replay of the call will be available on the company’s web site as well as by telephone.  The replay can be accessed on the company’s web site for four weeks following the call.  The replay will be available by telephone for two weeks following the call and can be accessed by dialing 719-457-0820 (replay passcode 9604479 required).

Foster Wheeler AG is a global engineering and construction contractor and power equipment supplier delivering technically advanced, reliable facilities and equipment. The company employs over 14,000 talented professionals with specialized expertise dedicated to serving clients through one of its two primary business groups. The company’s Global Engineering and Construction Group designs and constructs leading-edge processing facilities for the upstream oil and gas, LNG and gas-to-liquids, refining, chemicals and petrochemicals, power, environmental, pharmaceuticals, biotechnology and healthcare industries.  The company’s Global Power Group is a world leader in combustion and steam generation technology that designs, manufactures and erects steam generating and auxiliary equipment for power stations and industrial facilities and also provides a wide range of aftermarket services.  The Company is based in Zug, Switzerland, and its operational headquarters are in Clinton, New Jersey, USA.   For more information about Foster Wheeler, please visit our Web site at www.fwc.com.

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09-362

Safe Harbor Statement

Foster Wheeler news releases may contain forward-looking statements that are based on management’s assumptions, expectations and projections about the Company and the various industries within which the Company operates.  These include statements regarding the Company’s expectations about revenues (including as expressed by its backlog), its liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims and the costs of current and future asbestos claims and the amount and timing of related insurance recoveries. Such forward-looking statements by their nature involve a degree of risk and uncertainty.  The Company cautions that a variety of factors, including but not limited to the factors described in the Company’s most recent Annual Report on Form 10-K, which was filed with the U.S. Securities and Exchange Commission and the following, could cause the Company’s business conditions and results to differ materially from what is contained in forward-looking statements: benefits, effects or results of the Company’s redomestication, changes in the rate of economic growth in the United States and other major international economies, changes in investment by the oil and gas, oil refining, chemical/petrochemical and power industries, changes in the financial condition of its customers, changes in regulatory environments, changes in project design or schedules, contract cancellations, changes in estimates made by the Company of costs to complete projects, changes in trade, monetary and fiscal policies worldwide, compliance with laws and regulations relating to its global operations, currency fluctuations, war and/or terrorist attacks on facilities either owned by the Company or where equipment or services are or may be provided by the Company, interruptions to shipping lanes or other methods of transit, outcomes of pending and future litigation, including litigation regarding the Company’s liability for damages and insurance coverage for asbestos exposure, protection and validity of its patents and other intellectual property rights, increasing competition by non-U.S. and U.S. domestic companies, compliance with its debt covenants, recoverability of claims against its customers and others by the Company and claims by third parties against the Company, and changes in estimates used in its critical accounting policies.  Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected.  Most of these factors are difficult to predict accurately and are generally beyond the Company’s control.  You should consider the areas of risk described above in connection with any forward-looking statements that may be made by the Company.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures the Company makes in proxy statements, quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K filed with the Securities and Exchange Commission.

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Contacts:
Media	Maureen Bingert	908 730 4444	E-mail: maureen_bingert@fwc.com
Investor Relations	Scott Lamb	908-730-4155	E-mail: scott_lamb@fwc.com
Other Inquiries		908 730 4000	fw@fwc.com

Foster Wheeler AG and Subsidiaries

Consolidated Statement of Operations

(in thousands of dollars, except share data and per share amounts)

(unaudited)

	Fiscal Three Months Ended
	March 31, 2009	March 28, 2008

Operating revenues	$1,264,523	$1,795,724
Cost of operating revenues	1,101,771	1,578,753
Contract profit	162,752	216,971

Selling, general and administrative expenses	69,248	64,896
Other income, net	(8,203)	(14,028)
Other deductions, net	6,087	6,385
Interest income	(2,672)	(10,531)
Interest expense	4,167	6,151
Net asbestos-related provision/(gain)	1,750	(14,188)

Income before income taxes	92,375	178,286
Provision for income taxes	18,003	39,750
Net income	74,372	138,536
Less: net income attributable to noncontrolling interests	1,509	473
Net income attributable to Foster Wheeler AG	$72,863	$138,063

Shares Outstanding:
Weighted-average number of shares outstanding for basic earnings per share	126,265,903	143,917,790

Weighted-average number of shares outstanding for diluted earnings per share	126,747,395	145,298,514

Earnings per share:
Basic	$0.58	$0.96
Diluted	$0.57	$0.95

Foster Wheeler AG and Subsidiaries

Consolidated Balance Sheet

(in thousands of dollars)

(unaudited)

	Mach 31,	December 26,
	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$777,775	$773,163
Short-term investments	2,401	2,448
Accounts and notes receivable, net:
Trade	546,347	608,994
Other	94,947	95,633
Contracts in process	237,889	241,135
Prepaid, deferred and refundable income taxes	31,610	31,667
Other current assets	38,841	37,146
Total current assets	1,729,810	1,790,186

Land, buildings and equipment, net	379,282	383,209
Restricted cash	21,972	22,737
Notes and accounts receivable – long-term	1,450	1,788
Investments in and advances to unconsolidated affiliates	210,545	210,776
Goodwill	60,212	62,165
Other intangible assets, net	58,086	59,874
Asbestos-related insurance recovery receivable	273,430	281,540
Other assets	80,074	82,223
Deferred income taxes	109,485	116,756
TOTAL ASSETS	$2,924,346	$3,011,254

LIABILITIES, TEMPORARY EQUITY AND EQUITY
Current Liabilities:
Current installments on long-term debt	$23,443	$24,375
Accounts payable	327,528	365,347
Accrued expenses	268,424	303,813
Billings in excess of costs and estimated earnings on uncompleted contracts	698,949	750,233
Income taxes payable	52,781	44,846
Total current liabilities	1,371,125	1,488,614

Long-term debt	187,464	192,989
Deferred income taxes	61,252	66,114
Pension, postretirement and other employee benefits	314,998	320,959
Asbestos-related liability	339,834	355,779
Other long-term liabilities	151,163	157,933
Commitments and contingencies
TOTAL LIABILITIES	2,425,836	2,582,388

Temporary Equity:
Non-vested share-based compensation awards subject to redemption	5,768	7,586
TOTAL TEMPORARY EQUITY	5,768	7,586

Equity:
Preferred shares	—	—
Common shares	—	1,262
Registered shares	326,432	—
Paid-in capital	596,046	914,063
Retained earnings/(accumulated deficit)	44,888	(27,975)
Accumulated other comprehensive loss	(504,659)	(494,788)
TOTAL FOSTER WHEELER AG SHAREHOLDERS’ EQUITY	462,707	392,562
Noncontrolling Interests	30,035	28,718
TOTAL EQUITY	492,742	421,280
TOTAL LIABILITIES, TEMPORARY EQUITY AND EQUITY	$2,924,346	$3,011,254

Foster Wheeler AG and Subsidiaries

Business Segments

(in thousands of dollars)

(unaudited)

	Fiscal Three Months Ended
	March 31, 2009	March 28, 2008
Global Engineering & Construction Group
Backlog - in future revenues	$4,097,400	$7,177,900
New orders booked - in future revenues	809,500	707,300
Operating revenues	952,412	1,391,001
EBITDA	81,282	134,460

Foster Wheeler Scope (1):
Backlog - in Foster Wheeler Scope	1,610,800	1,803,600
New orders booked - in Foster Wheeler Scope	712,800	612,500
Operating revenues - in Foster Wheeler Scope	441,191	547,208

Global Power Group
Backlog - in future revenues	813,800	1,773,500
New orders booked - in future revenues	96,500	536,400
Operating revenues	312,111	404,723
EBITDA	48,783	64,416

Foster Wheeler Scope (1):
Backlog - in Foster Wheeler Scope	801,100	1,760,600
New orders booked - in Foster Wheeler Scope	93,400	533,300
Operating revenues - in Foster Wheeler Scope	309,030	401,663

Corporate & Finance Group (2)
EBITDA	(24,481)	(3,556)

Consolidated
Backlog - in future revenues	4,911,200	8,951,400
New orders booked - in future revenues	906,000	1,243,700
Operating revenues	1,264,523	1,795,724
EBITDA	105,584	195,320

Foster Wheeler Scope (1):
Backlog - in Foster Wheeler Scope	2,411,900	3,564,200
New orders booked - in Foster Wheeler Scope	806,200	1,145,800
Operating revenues - in Foster Wheeler Scope	750,221	948,871

(1)

Foster Wheeler Scope represents that portion of backlog, new orders booked and operating revenues on which profit can be earned. Foster Wheeler Scope excludes revenues relating to third-party costs incurred by the company as agent or principal on a reimbursable basis.

(2)	Includes intersegment eliminations.

Foster Wheeler AG and Subsidiaries

Reconciliations of EBITDA and Foster Wheeler Scope

(in thousands of dollars)

(unaudited)

	Fiscal Three Months Ended		Fiscal Twelve Months Ended
			December 26,
	March 31, 2009	March 28, 2008	2008
Reconciliation of EBITDA to Net Income*
EBITDA:
Global Engineering & Construction	$81,282	$134,460	$535,602
Global Power Group	48,783	64,416	239,508
Corporate & Finance Group	(24,481)	(3,556)	(89,043)
Consolidated EBITDA	105,584	195,320	686,067
Less: Interest expense	4,167	6,151	17,621
Less: Depreciation/amortization (1)	10,551	11,356	44,798
Less: Provision for income taxes	18,003	39,750	97,028
Net income*	$72,863	$138,063	$526,620

Reconciliation of Foster Wheeler Scope Operating
Revenues to Operating Revenues

Global Engineering & Construction Group
Foster Wheeler Scope operating revenues	$441,191	$547,208	$2,233,125
Flow-through revenues	511,221	843,793	2,914,102
Operating revenues	952,412	1,391,001	5,147,227

Global Power Group
Foster Wheeler Scope operating revenues	309,030	401,663	1,695,209
Flow-through revenues	3,081	3,060	11,854
Operating revenues	312,111	404,723	1,707,063

Consolidated
Foster Wheeler Scope operating revenues	750,221	948,871	3,928,334
Flow-through revenues	514,302	846,853	2,925,956
Operating revenues	$1,264,523	$1,795,724	$6,854,290

(1) The depreciation / amortization by business segment:

	Fiscal Three Months Ended		Fiscal Twelve Months Ended
			December 26,
	March 31, 2009	March 28, 2008	2008
Global Engineering & Construction Group	$5,142	$5,635	$22,530
Global Power Group	5,039	5,378	20,846
Corporate & Finance Group	370	343	1,422
Total depreciation / amortization	$10,551	$11,356	$44,798

* Net income attributable to Foster Wheeler AG.

Foster Wheeler AG and Subsidiaries

EBITDA, Net Income* and Diluted Earnings Per Share Reconciliation

(in thousands of dollars, except per share amounts)

(unaudited)

	Fiscal Three Months Ended
	March 31, 2009
			Diluted Earnings
	EBITDA	Net Income*	Per Share
As adjusted	$107,334	$74,613	$0.59

Adjustments:
Net asbestos-related provision	(1,750)	(1,750)	(0.02)

As reported	$105,584	$72,863	$0.57

	Fiscal Three Months Ended
	March 28, 2008
			Diluted Earnings
	EBITDA	Net Income*	Per Share
As adjusted	$181,132	$123,875	$0.85

Adjustments:
Net asbestos-related gain	14,188	14,188	0.10

As reported	$195,320	$138,063	$0.95

	Fiscal Twelve Months Ended
	December 26, 2008
			Diluted Earnings
	EBITDA	Net Income*	Per Share
As adjusted	$692,674	$533,227	$3.73

Adjustments:
Net asbestos-related provision	(6,607)	(6,607)	(0.05)

As reported	$686,067	$526,620	$3.68

*Net income attributable to Foster Wheeler AG.

Foster Wheeler AG and Subsidiaries

Average Calculations

(in thousands of dollars)

(unaudited)

	2008 Full Year Amount	2008 Quarterly Average Amount *

Consolidated
Net income **	$526,620	$131,655
Adjusted net income **	533,227	133,307
Consolidated EBITDA	686,067	171,517
Consolidated EBITDA, as adjusted	692,674	173,169

Global Engineering & Construction Group
New orders booked - in Foster Wheeler Scope	$2,102,900	$525,725
Operating revenues - in Foster Wheeler Scope	2,233,125	558,281
Segment EBITDA	535,602	133,901
EBITDA margin	24.0%	24.0%

Global Power Group
New orders booked - in Foster Wheeler Scope	$1,336,800	$334,200
Operating revenues - in Foster Wheeler Scope	1,695,209	423,802
Segment EBITDA	239,508	59,877
EBITDA margin	14.1%	14.1%

* To calculate the quarterly average dollar amounts, the company divided reported annual figures by four.

** Net income attributable to Foster Wheeler AG.